EXHIBIT INDEX

Exhibit No.:                   Description:
99.1                           Letter from the General Partner to the Limited
                               Partners of the Partnership, dated September 10,
                               1998

                                                             EXHIBIT 99.1

September 10, 1998



Dear Limited Partner:

         Subject: Record Date for Voting in Forthcoming Consent Solicitation is
                                 September 18, 1998

As previously reported, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced on April 17, 1998 that its Board of Directors authorized Host Marriott to restructure its business operations to qualify as a real estate investment trust ("REIT"). Host Marriott currently anticipates that the restructuring will become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott formed a new operating partnership (the "Operating Partnership") through which the REIT will conduct its full-service lodging business. The Operating Partnership expects to propose a merger with certain Host Marriott full-service hotel partnerships and joint ventures, including this Partnership. Limited Partners would receive limited partnership units in the Operating Partnership that they could retain or exchange for either Common Shares of the REIT or a Note of the Operating Partnership.

In connection with the merger, the Operating Partnership and the REIT have filed a Registration Statement on Form S-4 with the Securities and Exchange Commission , which has not yet been declared effective. The Record Date is being provided to you at this time for information purposes only. This letter is not intended to provide you with the information you will need in order to make a decision regarding this transaction and does not constitute solicitation of a consent or offer of a security. Limited Partners will have an opportunity to vote on this Partnership's participation in the merger and certain amendments to this Partnership's partnership agreement in connection with a prospectus/consent solicitation statement currently expected to be mailed later this month.

Those Limited Partners whose ownership is reflected on the records of the General Partner as of September 18, 1998 will be eligible to vote on the merger and the proposed amendments. All transfer documents received by our Transfer Agent prior to September 18, 1998 will be transferred and a confirmation statement will be mailed within approximately five business days. If you have any questions regarding a transfer in process, you may contact the General Partner at 301/380-2070 or our Transfer Agent at 800/797-6812.

Sincerely yours,

MARRIOTT DESERT SPRINGS CORPORATION
General Partner

/s/ Bruce F. Stemerman

Bruce F. Stemerman
President